Exhibit 99.1

Texas Roadhouse, Inc. Announces Third Quarter 2016 Results

LOUISVILLE, KY. (November 1, 2016) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 39 week periods ended September 27, 2016.

	Third Quarter			Year to Date
($000’s)	2016	2015	% Change	2016	2015	% Change

Total revenue	$481,637	$438,089	10%	$1,506,004	$1,353,017	11%
Income from operations	38,468	30,556	26%	141,061	110,852	27%
Net income	25,675	20,482	25%	94,873	73,912	28%
Diluted EPS	$0.36	$0.29	25%	$1.34	$1.05	28%

Results for the third quarter included the following highlights:

•                  Comparable restaurant sales growth of 3.4% at company restaurants and 3.3% at domestic franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, increased 155 basis points to 18.1%, primarily driven by lower food costs, partially offset by higher labor costs;

•                  Diluted earnings per share increased 24.9% to $0.36 from $0.29 in the prior year;

•                  The Company recorded a pre-tax charge of $1.2 million ($0.8 million after-tax) related to a legal settlement; and

•                  Seven company-owned restaurants were opened, including two Bubba’s 33 restaurants.

Results for year-to-date included the following highlights:

•                  Comparable restaurant sales growth of 4.2% at company restaurants and 3.9% at domestic franchise restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, increased 192 basis points to 19.2%;

•                  Diluted earnings per share increased 27.9% to $1.34 from $1.05 in the prior year;

•                  The Company recorded a pre-tax charge of $6.7 million ($4.1 million after-tax) related to a legal settlement which had a $0.06 impact on diluted earnings per share and a 5.6% impact on diluted earnings per share growth;

•                  21 company-owned restaurants were opened, including five Bubba’s 33 restaurants; and

•                  The Company repurchased 114,700 shares of its common stock for $4.1 million.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “We are pleased to report another quarter of restaurant margin expansion and double-digit diluted earnings per share growth.  Our results were driven by the opening of new restaurants, positive comparable restaurant sales and continued commodity deflation.  As we move into the fourth quarter, our sales momentum continues with October comparable restaurant sales up 3.8%, including positive traffic growth.”

Taylor continued, “Looking ahead to 2017, we will stay focused on protecting our long-term brand position by enhancing our ongoing commitment to our value proposition with consumers and to legendary food and legendary service.  This commitment has served us well with 26 consecutive quarters of positive traffic growth. In addition, our strong balance sheet and healthy cash flow allow us to continue to internally fund our growth, while returning excess capital to our shareholders through dividend payments and ongoing share repurchases.”

2016 Outlook

The Company reported that comparable restaurant sales at company restaurants for the first four weeks of its fourth quarter of fiscal 2016 increased approximately 3.8% compared to the prior year period.

Management updated the following expectations for 2016:

•                  Approximately 30 company restaurant openings, including as many as nine Bubba’s 33 restaurants; and,

•                  Food cost deflation of approximately 3.5% compared to previous guidance of 2.5% to 3.0%.

Management reiterated the following expectations for 2016:

•                  Positive comparable restaurant sales growth;

•                  An income tax rate of approximately 30.0%; and

•                  Total capital expenditures of $165.0 million to $175.0 million.

2017 Outlook

Management provided the following initial expectations for 2017:

•                  Positive comparable restaurant sales growth;

•                  Approximately 30 company restaurant openings, including at approximately seven to eight Bubba’s restaurants;

•                  Low-single digit food cost deflation;

•                  Mid-single digit labor inflation, including increases from wage rates, as well as regulatory changes;

•                  An income tax rate of 30.0% to 31.0%; and

•                  Total capital expenditures of $170.0 million.

Conference Call

The Company is hosting a conference call today, November 1, 2016 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (877) 419-6590 or (719) 325-4798 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870-5176 or (858) 384-5517 for international calls, and use 6678390 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 510 restaurants system-wide in 49 states and five foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate the franchise restaurants we acquire or other concepts we develop; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; breaches of security; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; food safety and food-borne illness concerns; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S.

Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

(502) 515-7269

Media

Travis Doster

(502) 638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 27,	September 29,	September 27,	September 29,
	2016	2015	2016	2015
Revenue:
Restaurant sales	$477,617	$433,932	$1,493,531	$1,340,917
Franchise royalties and fees	4,020	4,157	12,473	12,100

Total revenue	481,637	438,089	1,506,004	1,353,017

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):
Cost of sales	161,886	156,643	506,565	484,700
Labor	145,301	129,198	442,861	392,686
Rent	10,266	9,325	30,477	27,442
Other operating	73,583	66,848	227,082	204,523
Pre-opening	5,017	5,749	14,253	14,476
Depreciation and amortization	20,941	17,843	60,718	50,994
Impairment and closure	13	—	54	—
General and administrative	26,162	21,927	82,933	67,344

Total costs and expenses	443,169	407,533	1,364,943	1,242,165

Income from operations	38,468	30,556	141,061	110,852

Interest expense, net	288	470	902	1,480
Equity income from investments in unconsolidated affiliates	4	449	831	1,288

Income before taxes	38,184	30,535	140,990	110,660
Provision for income taxes	11,381	9,141	42,325	33,419
Net income including noncontrolling interests	$26,803	$21,394	$98,665	$77,241
Less: Net income attributable to noncontrolling interests	1,128	912	3,792	3,329
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$25,675	$20,482	$94,873	$73,912

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.36	$0.29	$1.35	$1.06
Diluted	$0.36	$0.29	$1.34	$1.05

Weighted average shares outstanding:
Basic	70,477	70,117	70,338	69,995
Diluted	70,981	70,735	70,898	70,639

Cash dividends declared per share	$0.19	$0.17	$0.57	$0.51

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 27, 2016	December 29, 2015

Cash and cash equivalents	$81,713	$59,334
Other current assets	51,552	74,479
Property and equipment, net	802,555	751,288
Goodwill	116,571	116,571
Intangible assets, net	3,873	4,827
Other assets	28,258	26,207

Total assets	$1,084,522	$1,032,706

Current maturities of long-term debt and obligation under capital lease	163	144
Other current liabilities	207,775	256,498
Long-term debt and obligation under capital lease, excluding current maturities	52,424	25,550
Other liabilities	80,796	73,332
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	735,590	669,662
Noncontrolling interests	7,774	7,520

Total liabilities and equity	$1,084,522	$1,032,706

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	39 Weeks Ended
	September 27, 2016	September 29, 2015

Cash flows from operating activities:
Net income including noncontrolling interests	$98,665	$77,241
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	60,718	50,994
Share-based compensation expense	18,347	15,649
Other noncash adjustments	1,321	(5,066)
Change in working capital	(19,269)	(7,310)
Net cash provided by operating activities	159,782	131,508

Cash flows from investing activities:
Capital expenditures - property and equipment	(113,219)	(125,100)
Proceeds from sale of property and equipment, including insurance proceeds	—	272
Net cash used in investing activities	(113,219)	(124,828)

Cash flows from financing activities:
Proceeds from revolving credit facility	25,000	20,000
Repurchase shares of common stock	(4,110)	(4,741)
Dividends paid	(38,656)	(34,247)
Other financing activities	(6,418)	(1,198)
Net cash used in financing activities	(24,184)	(20,186)

Net increase (decrease) in cash and cash equivalents	22,379	(13,506)
Cash and cash equivalents - beginning of period	59,334	86,122
Cash and cash equivalents - end of period	$81,713	$72,616

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	Third Quarter		Change		Year to Date		Change
	2016	2015	vs LY		2016	2015	vs LY

Restaurant openings
Company - Texas Roadhouse	5	9	(4)		16	17	(1)
Company - Bubba’s 33	2	1	1		5	4	1
Company - Other	0	0	0		0	1	(1)
Franchise - Texas Roadhouse - U.S.	1	1	0		1	2	(1)
Franchise - Texas Roadhouse - International	0	0	0		2	0	2
Total	8	11	(3)		24	24	0

Restaurants open at the end of the quarter
Company - Texas Roadhouse	408	385	23
Company - Bubba’s 33	12	7	5
Company - Other	2	2	0
Franchise - Texas Roadhouse - U.S.	73	72	1
Franchise - Texas Roadhouse - International	12	9	3
Total	507	475	32

Company-owned restaurants
Restaurant sales	$477,617	$433,932	10.1%		$1,493,531	$1,340,917	11.4%
Store weeks	5,427	5,044	7.6%		16,039	14,834	8.1%
Comparable restaurant sales growth (1)	3.4%	6.9%			4.2%	8.1%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	3.5%	6.9%			4.2%	8.1%
Average unit volume (2)	$1,151	$1,119	2.8%		$3,660	$3,531	3.7%
Weekly sales by group:
Comparable restaurants (368 units)	$89,079
Average unit volume restaurants (24 units) (3)	$80,390
Restaurants less than 6 months old (16 units)	$84,539

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	33.9%	36.1%	(220	)bps	33.9%	36.1%	(223	)bps
Labor	30.4%	29.8%	65	bps	29.7%	29.3%	37	)bps
Rent	2.1%	2.1%	0	bps	2.0%	2.0%	(1	)bps
Other operating	15.4%	15.4%	0	bps	15.2%	15.3%	(5	)bps
Total	81.9%	83.4%	(155	)bps	80.8%	82.7%	(192	)bps

Restaurant margin (4)	18.1%	16.6%	155	bps	19.2%	17.3%	192	bps

Restaurant margin ($ in thousands)	$86,581	$71,917	20.4%		$286,546	$231,566	23.7%
Restaurant margin $/Store week	$15,953	$14,258	11.9%		$17,866	$15,610	14.5%

Franchise-owned restaurants
Franchise royalties and fees	$4,020	$4,157	(3.3)%		$12,473	$12,100	3.1%
Store weeks	1,095	1,052	4.1%		3,253	3,112	4.5%
Comparable restaurant sales growth (1)	1.9%	7.7%			2.5%	7.4%
U.S. franchise restaurants only:
Comparable restaurant sales growth (1)	3.3%	6.9%			3.9%	8.0%
Average unit volume (2)	$1,191	$1,160	2.7%		$3,760	$3,640	3.3%

Pre-opening expense	$5,017	$5,749	(12.7)%		$14,253	$14,476	(1.5)%

Depreciation and amortization	$20,941	$17,843	17.4%		$60,718	$50,994	19.1%
As a % of revenue	4.3%	4.1%	27	bps	4.0%	3.8%	26	bps

General and administrative expenses	$26,162	$21,927	19.3%		$82,933	$67,344	23.1%
As a % of revenue	5.4%	5.0%	43	bps	5.5%	5.0%	53	bps

(1)  Comparable restaurant sales growth reflects the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from Texas Roadhouse restaurants open for a full six months before the beginning of the period measured, excluding any sales at restaurants closed during the period.

(3)  Average unit volume restaurants include restaurants open a full six to 18 months before the beginning of the period measured.

(4)  Restaurant margin represents restaurant sales less restaurant operating costs, including cost of sales, labor, rent and other operating costs (as a percentage of restaurant sales).  Depreciation and amortization expense, substantially all of which relates to restaurant-level assets, is excluded from restaurant operating costs.  Restaurant margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  Restaurant margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or other similarly titled measures of other companies.

Amounts may not foot due to rounding.